Exhibit 14.3
Compensation Committee Charter
Authority
A. The Global Employment Solutions, Inc. (the “Company”) Board of Directors (the “Board”), by resolution dated March ___, 2006, established the Global Employment Solutions, Inc. Compensation Committee (the “Committee”).
B. This Compensation Committee Charter was adopted by the Board on March ___, 2006.
Committee Purpose
A. The Committee, in order to assist the Board in the discharge of its responsibilities relating to compensation of the Company’s directors, executives, and other key associates of the Company:
1.	Reviews, approves, and modifies, as necessary, the executive compensation programs, plans and awards;

2.	Reviews and approves the Company’s short- and long-term incentive plans and other stock or stock-based incentive plans;

3.	Issues an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations; and

4.	Reviews the Company’s compensation and benefit philosophy, plans and programs on an as-needed basis.
B. The Committee, in order to assist the Board in areas beyond compensation:
1.	Reviews and approves succession and development plans for executives; and

2.	Reviews plans and programs related to building and maintaining a broader ownership culture.
Committee’s Duties and Responsibilities
The Committee shall have the following duties and responsibilities and the necessary power and authority, including budgetary and fiscal authority, to carry out such duties and responsibilities:
A. Executive Compensation.
The Committee:
1.	Periodically reviews the Company’s compensation philosophy and how the pay programs align with philosophy, especially in relation to the Company’s business goals and strategies;

2.	Annually assesses the Company’s competitive position for each component of executive compensation (base salary, annual incentives, long-term incentives, and executive benefits) related to relevant market data and practices;

3.	Periodically reviews, amends and approves Stock Ownership Guidelines;

4.	Periodically reviews executives’ stock ownership levels in relation to the approved Stock Ownership Guidelines, determines appropriate actions to take to ensure compliance and determines what actions to take if an executive fails to satisfy the Stock Ownership Guidelines;

5.	Adopts or amends incentive compensation plans and stock-related plans (including specific provisions) for which the Chief Executive Officer and other senior executives and key associates may be participants, including, but not limited to:
i.	Approving equity incentive guidelines, eligibility, and general size of overall grants;

ii.	Imposing limitations, restrictions, and conditions upon any award as the Committee deems appropriate; and

iii.	Establishing, maintaining, revising, and rescinding rules and regulations relating to the Company’s incentive plans.
6.	Assures the total compensation paid to the Company’s key officers is appropriate for the size, scope, and performance of the business/individual;

7.	Assures that any payments under the long-term incentive plans are in conformance with any restrictions placed thereon by the Board and the shareholders;

8.	Reviews and approves recommendations made by the Chief Executive Officer for the compensation of the Company’s key officers;

9.	Annually issues a report on executive compensation in accordance with applicable rules and regulations of the Securities and Exchange Commission for inclusion in the Company’s proxy statement; and

10.	Administers awards and compensation programs and plans intended by the Committee to qualify for an exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended.
B. Chief Executive Officer Compensation
     1. Base Salary.
Annually, the Committee:

i. Reviews market data to assess the competitiveness of the Chief Executive Officer’s base salary; and

ii. Approves in advance any salary adjustment for the Chief Executive Officer.
     2. Annual Incentives.
Annually, the Committee:
1.	Reviews and approves specific goals, objectives, and metrics for the next year, which are then discussed with the entire Board;

2.	Evaluates the performance of the Chief Executive Officer in meeting those goals and objectives with input from the full Board; and

3.	Approves the annual incentive award of the Chief Executive Officer, if any, based upon this evaluation.
     3. Long-Term Incentive Compensation.
Annually, the Committee reviews and approves the Chief Executive Officer’s long-term incentive award(s). In approving the award(s), the Committee:
i.	Considers the performance of the Company and relative total shareholder return;

ii.	Considers the value of such awards granted to other Chief Executive Officers in the market; and

iii.	Considers the number of stock options and common stock units granted in prior years.
C. Director Compensation.
The Committee:

ii.	Periodically assesses the Company’s competitive position for the components of director compensation;

iii.	Adopts or amends incentive compensation plans and stock-related plans (including specific provisions) in which directors may be participants; and

iv.	Assures the total compensation paid to the Company’s directors is appropriate for the size and scope of the Board.
D. Other Duties and Responsibilities.
ii.	Makes recommendations to the Board with respect to executive compensation, Chief Executive Officer compensation, Director Compensation, and any associate or executive benefit program involving the use of Company stock.

iii.	Annually reviews the succession and development plans for the Chief Executive Officer and key officers;

iv.	Makes recommendations to the Board with respect to succession and development plans for executives, and with respect to building and broadening an ownership culture.

v.	Forms and delegates authority to a subcommittee of one or more members, when appropriate and in accordance with applicable rules and regulations.

vi.	Periodically reviews the adequacy of this Charter and recommends any proposed changes to the Board for consideration and approval.

vii.	Performs any other activities consistent with this Charter, the Company’s Bylaws and applicable law, as the Committee deems appropriate or as requested by the Board.